
----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                        |       OMB APPROVAL      |
----------------                                                                                     |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          |OMB Number      3235-0104|
                                                                                                    |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,|Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or  |hours per response.....0.5|
(Print or Type Respones)                 Section 30(f) of the Investment Company Act 1940            ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                   |
|                                        |  Requiring Statement  |                                                             |
| HAND                  GRAYSON        . |  (Month/Day/Year)     |   VIRTUALSELLERS.COM, INC. - VDOT                           |
|----------------------------------------|                       |--------------------------------------------------------------|
|      (Last)             (First)    (MI)|                    |5.Relationship of Reporting Person to |6.If Amendment, Date of  |
|                                        |     03 /15/2000    |  Issuer (Check all Applicable)       |  Original (Mon/Day/Year)|
|                                        |                    |                                      |                         |
|                                        |--------------------| X Director             10% Owner     |         /  /            |
| #414, 1859 SPYGLASS PLACE              |3.IRS or Soc. Sec. No. |---              ---               |-------------------------|
|----------------------------------------|  of Reporting Person  |                                   |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          |   Officer           Other         |  Group Filing           |
|                                        |                    |---(give title below)--(Specify below)|  (Check Applicable Line)|
|                                        |                    |                                      | X  Form filed by One    |
|                                        |                    |                                      |--- Reporting Person     |
|                                        |                    |                                      |    Form filed by More   |
|  VANCOUVER, B.C.             V5Z 4K6   |                    |                                      |--- than Reporting Person|
|-------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |     TABLE I - Non-Derivative Securities Beneficially Owned                          |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial       |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                      |
|                                          |                             |  or Indirect |                                      |
|                                          |                             |  (I)(Instr.5)|                                      |
|------------------------------------------|-----------------------------|--------------|---------------------------------------|
|                                          |                             |              |                                      |
|------------------------------------------|-----------------------------|--------------|---------------------------------------|
| -                                        | -                           | -            | -                                    |
|                                          |                             |              |                                      |
|                                          |                             |              |                                      |
|-------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                          (Over)
 Potential persons who are to respond to the collection of information contained in this form are not required  SEC 1473 (7-97)
    to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
---------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative     |2.Date Exercisable    |3.Title and Amount of Underlying      |4.Conversion |5.Ownership|6.Nature of|
|  Security (Instr. 4)     |  and Expiration      |  Derivative Security (Instr. 4)      |  or         |  Form of  |  Indirect |
|                          |  Date                |                                      |  Exercise   |  Deriv-   |Beneficial |
|                          |  (Month/Day/Year)    |                                      |  Price of   |  ative    |Ownership  |
|                          |----------------------|--------------------------------------|  Derivative |  Security:|(Instr. 5) |
|                          |Date       |Expiration|                            |Amount or|  Security   |  Direct   |           |
|                          |Exercisable|Date      |           Title            |Number   |             |  (D) or   |           |
|                          |           |          |                            |of Shares|             |  Indirect |           |
|                          |           |          |                            |         |             |  (I)      |           |
|                          |           |          |                            |         |             |  (Instr.5)|           |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|------------|
|                          |           |          |                            |         |             |           |           |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|------------|
|                          |   /  /    |  /  /    |                            |         |             |           |           |
|                          |           |          |                            |         |             |           |           |
|-------------------------------------------------------------------------------------------------------------------------------|
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal     /s/ Grayson Hand                             05/11/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------------------  ----------
                                                                             **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                PAGE: 2
                                                                                                                  SEC 1473 (7-97)